Exhibit 21

Itron Domestic Subsidiaries
Itron, Inc. Corporate Headquarters 2818 N. Sullivan Rd. Spokane, WA 99216-1897	Itron International, Inc. 2818 N. Sullivan Rd. Spokane, WA 99216-1897

P.O. Box 15288, Spokane, WA 99215-5288

Itron Connecticut Finance, Inc. 2818 N. Sullivan Rd. Spokane, WA 99216-1897	Itron Finance, Inc. 2818 N. Sullivan Rd. Spokane, WA 99216-1897

Itron Spectrum Holdings, Inc. 2818 N. Sullivan Rd. Spokane, WA 99216-1897	EMD Holding, Inc. 2818 N. Sullivan Rd. Spokane, WA 99216-1897

Itron International Subsidiaries
Itron S.A. 66, Rue de la Villette BAT.VIP 69425 Lyon Cedex 3 FRANCE	Itron France SARL 3, rue du Colonel Moll 75017 Paris FRANCE

Itron Limited 100 New Bridge Street London EC4V 6JA UNITED KINGDOM	SLCN Limited 2818 N. Sullivan Rd. Spokane, WA 99216-1897

Itron Australasia Party Limited Level 5, 33 Erskine Street Sydney, NSW 2000 AUSTRALIA	Itron Australasia Technologies Pty. Limited Level 5, 33 Erskine Street Sydney, NSW 2000 AUSTRALIA

Itron Australasia Holdings Pty. Limited Level 5, 33 Erskine Street Sydney, NSW 2000 AUSTRALIA	Itron Canada, Inc. #220-10711 Cambie Rd. Vancouver, BC V6E 3G2 CANADA

Itron B.C. Corporation 2100-1075 West Georgia Street Richmond, BC V6X3G5 CANADA	Itron Guam, Inc. 2818 N. Sullivan Rd. Spokane, WA 99216-1897

Itron de Mexico, S.A. de C.V. Nogal de Castilla 7 Col. Pueblo Nuevo Alto 10640 Mexico, D.F. MEXICO	Electricity Metering Distribucion, S.A. DE C.V. 2818 N. Sullivan Rd. Spokane, WA 99216-1897

Electricity Metering Servicios, S.A. DE C.V. 2818 N. Sullivan Rd. Spokane, WA 99216-1897	Silicon Energy Corp. (BVI), Ltd. 2818 N. Sullivan Rd. Spokane, WA 99216-1897

SLCN Netherlands B.V. Teleportboulevard 110 1043-EJ Amsterdam The Netherlands